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                                                             Exhibit 99.CODE ETH

                                                                  Exhibit (a)(1)

                                  SKYLINE FUNDS

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.     COVERED OFFICERS/PURPOSE OF THE CODE

       This code of ethics (the "Code") for Skyline Funds (the "Fund") applies to the Fund's President, Treasurer and those persons performing similar functions as set forth in Exhibit A (the "Covered Officers") for the purpose of promoting:

       - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       - full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC"), and in other public communications made by the Fund;

       - compliance with applicable laws and governmental rules and regulations;

       - prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

       -    accountability for adherence to the Code.

       Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.    ADMINISTRATION OF THE CODE

       The Code shall be administered by the Chief Compliance Officer of the Fund's adviser (the "Code Officer"). In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

       The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it (in consultation with Fund counsel, where appropriate) and has the authority to interpret this Code in any particular situation. However, any waiver sought by a Covered Officer with respect to the Fund must be approved by the Committee of the Independent Trustees of the Fund (the "Committee").

III.   ACTUAL AND APPARENT CONFLICTS OF INTEREST

       OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of

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interest would arise if a Covered Officer, or a family member, receives improper personal benefits as a result of the Covered Officer's position with the Fund.

       Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers generally may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and Skyline Asset Management, L.P.'s ("Skyline") compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

       Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and Skyline of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for Skyline, or for both), be involved in establishing policies and implementing decisions that will have different effects on Skyline and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and Skyline and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically.

       Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the Investment Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

       Each Covered Officer must:

       - not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer or a family member would benefit personally to the detriment of the Fund;

       - not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Fund; and

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       -    not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.(1)

       There are some conflict of interest situations that must be approved by the Code Officer. Those situations include, but are not limited to,:

       -    service as director on the board of any public or private company;

       - receipt of any gifts having an aggregate value in excess of $100 from a third party during any 12-month period;

       - receipt of any entertainment from any company with which the Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

       - any ownership interest in, or any consulting or employment relationship with, any Fund service provider, other than Skyline, the Fund's administrator or any affiliated person thereof;

       - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.    DISCLOSURE AND COMPLIANCE

       Each Covered Officer should:

       - be familiar with the disclosure requirements generally applicable to the Fund;

       - not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's trustees and auditors, and to governmental regulators and self-regulatory organizations;

       - to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Fund and Skyline with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

       - promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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(1)  For purposes of this Code, personal trading activity of the Covered
     Officers shall be monitored in accordance with Skyline's Code of Ethics.

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V.     REPORTING AND ACCOUNTABILITY

       Each Covered Officer must:

       - upon adoption of the Code (or after becoming a Covered Officer), affirm in writing to the Fund's Board of Trustees (the "Board") that he/she has received, read and understands the Code;

       - annually thereafter affirm to the Board compliance with the requirements of the Code;

       - not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith;

       - notify the Code Officer promptly if he/she knows of any violation of this Code; and

       - respond to the trustee and officer questionnaires circulated periodically in connection with the preparation of disclosure documents for the Fund.

       The Code Officer shall maintain records of all activities related to this Code.

       The Fund will follow the following procedures in investigating and enforcing this Code:

       - The Code Officer will take all appropriate action to investigate any potential violations reported to him/her;

       - If, after such investigation, the Code Officer believes that no violation has occurred, no further action is required;

       - Any matter that the Code Officer believes is a violation will be reported to the Committee;

       - If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; or a recommendation to dismiss the Covered Officer;

       - The Committee will be responsible for granting waivers in its sole discretion; and

       - Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.    OTHER POLICIES AND PROCEDURES

       This Code shall be the sole code of ethics adopted by the Fund for the purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other polices or procedures of the Fund, Skyline

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or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The code(s) of ethics of the Fund and Skyline under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

VII.   AMENDMENTS

       Any amendment to this Code must be approved or ratified by the Board, including a majority of independent Board members.

VIII.  CONFIDENTIALITY

       All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Covered Officers, outside audit firms and legal counsel to the Fund and Skyline.

IX.    INTERNAL USE

       The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


Adopted on August 1, 2003.